VENABLE, BAETJER AND HOWARD, LLP





                                January 28, 2000


Spitzer & Feldman, P.C.
405 Park Avenue
New York, NY  10022

           Re:       INVESTA MANAGEMENT CO., INC.
                     ----------------------------

Ladies and Gentlemen:

         We have acted as special Maryland counsel for Investa Management Co., Inc., a Maryland corporation (the "Fund"), in connection with the organization of the Fund and the issuance of shares of its common stock, par value $.001 per share, of its Investa Super Index Fund and Investa InvestmentWizard Fund (each a "Series" and, collectively, the "Shares").

         As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectus included in its Registration Statement on Form N-1A (File Nos. 333-81147; 811-09399) (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectus"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

         We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. With respect to the documents we have received, we have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

         Based on such examination, we are of the opinion that:

         1. The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

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Spitzer & Feldman, P.C.
January 28, 2000
Page 2

         2. The Shares of the Fund to be offered for sale pursuant to the Prospectus are duly authorized, and, to the extent of the number of Shares of each Series, respectively, authorized to be issued by the Fund in its Charter, when sold, issued and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

         This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws, or to other laws.

         You may rely on this opinion in rendering your opinion to the Fund that is to be filed with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion may not be relied upon by any other person or for any other purpose without our prior written consent.

                                        Very truly yours,



                                     /s/ VENABLE, BAETJER AND HOWARD, LLP
                                     ------------------------------------
                                         Venable, Baetjer and Howard, LLP